Exhibit 10.1
Services & Separation Agreement

This services and separation agreement (this “Agreement”) is between Christopher Hall (“you”) and Veracyte, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) concerning the terms of your continued services and separation from employment as provided herein. This Agreement is effective is as of the date it is signed by the Parties (the “Effective Date”).
1.Retirement from Employment. You have notified the Company that you will retire and resign your employment with the Company effective July 1, 2019 (the “Resignation Date”). You agree to execute any documentation deemed reasonably necessary by the Company to confirm your resignation from employment.
2.    Continued Employment Services. Beginning on the Effective Date of this Agreement and through and including the Resignation Date, you agree to continue to serve as the Company’s President and Chief Operating Officer and assist with the transition of your responsibilities (together, the “Services”). Your employment during the period you provide the Services shall continue to be “at-will,” meaning the Company and you are both free to terminate your employment with or without cause or notice. During the period you provide the Services, you shall continue to receive your salary at the same rate that you were receiving your salary immediately prior to the Effective Date, and shall continue to be eligible to participate in then-available Company benefit programs at the same level as you would have been eligible to participate in such programs as of immediately prior to the Effective Date, subject to the terms and conditions, including eligibility requirements, of such programs. Notwithstanding the foregoing, you will not be eligible to receive any cash bonus payment under our 2019 Bonus Plan.
3.    Separation Payments. Upon your termination of employment on the Resignation Date, or upon an earlier termination of your employment by the Company without Cause (as defined below) and, subject to your signing a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and satisfying all conditions to make the Release effective by no later than thirty (30) days after your termination of employment (the “Release Deadline”), you will be entitled to the following:
a.    A lump sum payment equal to six months of your then-current base salary, subject to applicable tax withholdings, to be paid within ten (10) days following the effectiveness of the Release.
b.    If you timely elect to continue to receive coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for the monthly COBRA premium payments made by you in the six (6) months following your termination of employment, provided that, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment to be paid within ten (10) days following the effectiveness of the Release.
For purposes of this Agreement, “Cause” means any or all of the following: (i) willful and continued failure to substantially perform your duties and/or responsibilities, as reasonably assigned or delegated by the Company; (ii) commission of any act of dishonesty, misconduct or fraud in any way impacting the Company, its clients, or its affiliates; (iii) material breach of the terms of your Confidential Information and Invention Assignment Agreement or any other agreement by and between you and the Company; (iv) your material violation of a federal or state law or regulation applicable to the business of the Company; (v) your misappropriation or embezzlement of Company funds or your act of fraud or dishonesty upon the Company; (vi) you conviction or, or plea of nolo contendere, to a felony or crime of moral turpitude; (vii) any misconduct which brings the Company into disrepute, including conduct that injures or impairs the Company’s business prospects, reputation or standing in the community; or (viii) violation of Company policies, including, without limitation, any violation of the Company’s Code of Conduct; provided, however, that the Company shall allow you a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), (vii) or (viii) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.

4.    Post-Employment Consulting Services. Commencing July 2, 2019, you will provide consulting services (the “Consulting Services”) to the Company pursuant to the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”) through and including January 1, 2020 or such earlier date pursuant to the terms of the Consulting Agreement (the “Consulting Period”).
5.    Equity Awards.
a.    Transition Period. You will continue to vest in your outstanding (i) Company time-based restricted stock unit awards (“RSUs”), (ii) Company time-based stock options (the “Options”) and (iii) Company performance-based restricted stock units, granted March 2, 2018 (the “PSUs,” and the RSUs, Options and PSUs together, the “Equity Awards”) in accordance with the terms of such Equity Awards for so long as you continue to provide the Services as of the applicable vesting dates set forth in such Equity Awards in accordance with the terms of such Equity Awards, but in no event after the Equity Award Termination Date set forth below. Notwithstanding the foregoing, in the event that the Company terminates without Cause either your employment before the Resignation Date or your Consulting Services on or prior to January 1, 2020, the vesting of your then-outstanding Equity Awards (excluding the PSUs, which are subject to the terms of Section 5(c) below) will accelerate such that you will vest in the number of shares of Company common stock subject to each such Equity Award that would have vested had you remained employed or in service through January 1, 2020, provided you have executed and not revoked the Release prior to the Release Deadline. Your Equity Awards will continue to be governed by the terms and conditions of the applicable award agreement and the Company’s equity plans under which the Equity Awards were granted except as explicitly set forth herein or in the Consulting Agreement.
b.    Consulting Period. Subject to the terms of the Consulting Agreement, you will be eligible to continue to vest in your then-outstanding Equity Awards while you provide the Consulting Services pursuant to the Consulting Agreement through January 1, 2020.
c.    PSUs. You will remain eligible to vest in the PSUs if you continue to provide the Consulting Services on December 31, 2019, which is the final day of the Performance Period (as defined in performance-based restricted stock unit agreement, dated March 2, 2018 (the “PSU Agreement”)). Provided you continue to provide the Consulting Services on December 31, 2019 (or are earlier terminated without Cause as set forth below), and to the extent that the Company has satisfied the performance metrics set forth in the PSU Agreement (as measured on the Achievement Date (as defined in the PSU Agreement)), you will be eligible to vest in 50% of the resulting Eligible PSUs (as defined in the PSU Agreement) regardless of whether you continue to perform services on the Achievement Date pursuant to the PSU Agreement. For the avoidance of doubt, provided you continue to provide the Consulting Services on December 31, 2019 (or are earlier terminated without Cause as set forth below), the PSUs shall remain outstanding to allow for the measurement of the performance metrics on the Achievement Date and the vesting and settlement of the resulting Eligible PSUs. Notwithstanding the foregoing, in the event that the Company terminates without Cause either your employment before the Resignation Date or your Consulting Services prior to January 1, 2020, and to the extent that the Company has satisfied the performance metrics set forth in the PSU Agreement (as measured on the Achievement Date), you will vest in 50% of the resulting Eligible PSUs as if you had remained employed or in service through January 1, 2020 (and for the avoidance of doubt, through the Achievement Date), provided you have executed and not revoked the Release prior to the Release Deadline. Notwithstanding anything to the contrary herein or in any other agreement, 50% of the PSUs will automatically terminate and forfeit to the Company on the Equity Award Termination Date even if you continue to provide additional services to the Company on and after such date.
d.    Termination of Equity Awards. Notwithstanding anything to the contrary herein or in any other agreement, all then-unvested Equity Awards (excluding the PSUs, which are subject to the terms of Section 5(c) above) will automatically terminate and forfeit to the Company on January 2, 2020 (the “Equity Award Termination Date”) even if you continue to provide additional services to the Company on and after such date.
e.    Extended Post-Termination Exercise Period. Any Options that are outstanding and vested as of January 1, 2020 or such earlier date on which your employment or services terminate (excluding a termination for Cause), will remain exercisable until July 1, 2020, but in no event later than the date on which the Options would have expired by their terms had your remained employed or in service to the Company. You acknowledge that to the extent an Option was an incentive stock option, this provision will cause the Option to become a nonqualified stock option for tax purposes.
6.    All Payments. You understand and agree that except as expressly provided for this Agreement and the Consulting Agreement, you shall not be entitled to any other consideration, separation or change in control benefits, including, but not limited to, any severance payments, equity acceleration benefits or any other severance benefits provided for in your Amended and Restated Change of Control and Severance Agreement effective as of October 23, 2018 (the “Change of Control Agreement”) except as set forth in Section 7 below.
7.    Change in Control. In the event a Change of Control (as defined in the Change of Control Agreement) is closed on or prior to July 1, 2019, you will be entitled to the benefits in Sections 3(b) of the Change of Control Agreement subject and pursuant to the terms of the Change of Control Agreement and the PSU will entitled to the treatment set forth in Section III of the PSU Agreement subject and pursuant to the terms of PSU Agreement. Unless a Change of Control has closed on or prior to July 1, 2019, the Change of Control Agreement shall terminate on July 1, 2019, or earlier pursuant to its terms.
8.    Restrictive Covenants. In consideration of the premises and promises herein and for good and valuable consideration, receipt of which is hereby acknowledged, you, intending to be legally bound, agrees as follows:
a.    Agreement Not to Solicit. You agree that during for a period of twelve (12) months following the later of the termination of your employment or services, you will not as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for himself or on behalf of any other person (other than the Company or any of its affiliates):

i.    interfere with the relationship between the Company and its employees or consultants or contractors by encouraging, inducing, soliciting or attempting to solicit any such employee or consultant or contractor to terminate his or her employment or end his or her relationship with the Company;
ii.    solicit or attempt to solicit for employment, on behalf of yourself or any other person, any person who is or, within six (6) months prior to such solicitation, was an employee or consultant or contractor of the Company; or
iii.    induce or assist any other person to engage in any of the activities described in subparagraphs (i) or (ii).
Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees, consultants, or contractors of the Company or its successors or assigns, shall not be deemed to be a breach of this Section. In the event of a conflict between any provision of this Section and a provision of any agreement not superseded by this Agreement, this Section shall control.
b.    Non-disparagement. You shall not make any written or oral statement intended to disparage the Company or its products or services, or in their capacity connected to the Company or its products, any of its agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, or successors. The Company agrees that its current executive officers and Board of Directors shall not make any written or oral statement intended to disparage you or your business reputation. Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.
9.    Company Proprietary and Confidential Information. You hereby acknowledge that you are bound by the Company Confidential Information and Invention Assignment Agreement you previously signed and that as a result of your employment with the Company you have had access to the Company’s proprietary information (as described in such agreement), that you will hold all proprietary information in strictest confidence and that you will not make use of such proprietary information on behalf of anyone, except as required in the course of your employment with the Company. You further confirm that you will deliver to the Company, no later than your termination date, all documents and data of any nature containing or pertaining to such proprietary information and that you will not take with you any such documents or data or any reproduction thereof.
10.    Indemnification. For the avoidance of doubt, you will continue to be covered by any indemnification agreement in place between you and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.
11.    Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Mateo County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
12.    Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
13.    Complete and Voluntary Agreement. This Agreement, together with Exhibit A and Exhibit B, the Company Confidential Information and Invention Assignment Agreement and the Consulting Agreement constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including your Change of Control Agreement, except as set forth herein. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
14.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.
15.    Modification; Counterparts; Digital Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a digital copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
16.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
17.    Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:

CHRISTOPHER HALL	VERACYTE, INC.
/s/ Christopher Hall_________________________	/s/ Bonnie Anderson________________ Bonnie Anderson Chief Executive Officer
April 22, 2019____________________________ Date	April 22, 2019_____________________ Date

[SIGNATURE PAGE TO SERVICES & SEPARATION AGREEMENT]

Exhibit A

RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Release”) is entered into between Christopher Hall (“Executive”) and Veracyte, Inc. (the “Company”) (collectively, “the parties”).
WHEREAS, on [_______], Executive and the Company entered into an agreement regarding Executive’s continued services and separation from employment with the Company (the “Services & Separation Agreement”) to which this Release is attached as Exhibit A;
WHEREAS, on [_______], Executive’s employment with the Company terminated (the “Termination Date”);
WHEREAS, this agreement serves as the Release, pursuant to the Services & Separation Agreement; and
WHEREAS, Executive and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Executive’s employment and separation from employemnt with the Company;
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Release.
1.Acknowledgment of Payment of Wages: By his signature below, Executive acknowledges that, on the Termination Date, the Company paid him for all wages, salary, accrued vacation, bonuses, commissions, reimbursable expenses, and any similar payments due him from the Company as of the Termination Date. By signing below, Executive acknowledges that the Company does not owe him any other amounts, except as may become payable under the Separation & Services Agreement, the Consulting Agreement and this Release.
2.Return of Company Property: Executive hereby warrants to the Company that he has returned to the Company all property or data of the Company of any type whatsoever that has been in his possession, custody or control.
3.Consideration: In exchange for Executive’s agreement to this Release and his other promises in the Services & Separation Agreement and herein, the Company agrees to provide Executive with the consideration set forth in Sections 3 and 5 of the Services & Separation Agreement. By signing below, Executive acknowledges that he is receiving the consideration in exchange for waiving his rights to claims referred to in this Release and he would not otherwise be entitled to the consideration.
4.General Release and Waiver of Claims:
a.    The payments and promises set forth in this Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Executive may be entitled by virtue of his services with the Company or his separation from the Company, other than pursuant to the Services & Separation Agreement. To the fullest extent permitted by law, Executive hereby releases and waives any other claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his/her employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.    By signing below, Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.”
c.    Executive and the Company do not intend to release claims or rights that he may have as an equityholder of the Company, any rights to indemnification by the Company, rights arising under the Services & Separation Agreement or any claims that he may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Final Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Services & Separation Agreement.
5.Covenant Not to Sue:
a.    To the fullest extent permitted by law, at no time subsequent to the execution of this Release will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Release.
b.    Nothing in this paragraph shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
6.Protected Rights: Executive understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Release, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

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7.Review of Release: Executive understands that he may take up to twenty-one (21) days to consider this Release and, by signing below, affirms that he was advised to consult with an attorney prior to signing this Release. Executive also understands that he may revoke this Release within seven (7) days of signing this document and that the consideration to be provided to him pursuant to the Services & Separation Agreement that is contingent on this release will be provided only at the end of that seven (7) day revocation period.
8.Effective Date: This Final Release is effective on the eighth (8th) day after Executive signs it, provided he has not revoked it as of that time (the “Effective Date”).
9.Other Terms of Services & Separation Agreement and Consulting Agreement Incorporated Herein: All other terms of the Consulting Agreement and Services & Separation Agreement to the extent not inconsistent with the terms of this Release are hereby incorporated in this Release as though fully stated herein and apply with equal force to this Release, including, without limitation, the provisions on Nondisparagement, Arbitration, Governing Law, and Attorneys’ Fees set forth in the Services & Separation Agreement.

Dated:____________________	________________________________ Name: Title: For the Company

Dated:____________________	________________________________ Christopher Hall

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EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is effective as of July 2, 2019 (“Effective Date”), by and between Veracyte, Inc., (“Company”) and Christopher Hall, an individual (“Consultant”).
Company desires to have Consultant perform consulting services for Company and Consultant desires to perform such services for Company, subject to and in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.    SERVICES.
1.1    Performance of Services. Consultant will perform the consulting services (“Services”) as to be agreed upon between the Company and Consultant in accordance with the terms and conditions of this Agreement and any statement of work that may be attached to this Agreement (each, a “Statement of Work”).
1.2    Compensation. In exchange for the Services, (i) the Consultant will continue to vest in his outstanding Equity Awards subject to the terms of Section 1.3 below and (ii) the Company will pay Consultant such dollar amount for Services to be agreed upon between the Company and Consultant, if any (the “Fees”).
1.3    Equity.
a.    Consultant will continue to vest in Consultant’s outstanding (i) Company time-based restricted stock unit awards (“RSUs”), (ii) Company time-based stock options (the “Options”) and (iii) Company performance-based RSUs, granted March 2, 2018 (the “PSUs,” and the RSUs, Options and PSUs together, the “Equity Awards”) in accordance with the terms of such Equity Awards for so long as Consultant continues to provide the Services as of the applicable vesting dates set forth in such Equity Awards in accordance with the terms of such Equity Awards, but in no event after the Equity Award Termination Date set forth below. Notwithstanding the foregoing, if Consultant’s Services are terminated by the Company other than for Cause (as defined in the Services & Separation Agreement between the Company and Consultant, dated on or about ____, 2019 (the “Services & Separation Agreement”)) on or prior to January 1, 2020, the vesting of Consultant’s then-outstanding Equity Awards (excluding the PSUs, which are subject to the terms of Section 1.3(b) below) will accelerate such that Consultant will vest in the number of shares of Company common stock subject to each such Equity Award that would have vested had Consultant continued to provide Services through January 1, 2020, , provided Consultant has executed and not revoked a release of claims substantially in the form attached to the Services & Separation Agreement (the “Release”) and satisfied all conditions to make the Release effective by no later than thirty (30) days after such termination of Services. Any vested Equity Awards held by Consultant shall continue to be governed by the terms and conditions of the applicable Equity Award agreement and the Company’s equity plans under which the Equity Awards were granted except as explicitly set forth herein or in the Services & Separation Agreement.
b.    PSUs. Consultant will remain eligible to vest in the PSUs if Consultant continues to provide the Services through December 31, 2019, which is the final day of the Performance

Period (as defined in performance-based restricted stock unit agreement, dated March 2, 2018 (the “PSU Agreement”)). Provided Consultant continue to provide the Services on December 31, 2019, and to the extent that the Company has satisfied the performance metrics set forth in the PSU Agreement, Consultant will be eligible to vest in 50% of the resulting Eligible PSUs (as defined in the PSU Agreement) subject to the terms in the PSU Agreement. For the avoidance of doubt, provided Consultant continue to provide the Services on December 31, 2019 (or is earlier terminated without Cause as set forth below), the PSUs shall remain outstanding to allow for the measurement of the performance metrics on the Achievement Date (as defined in the PSU Agreement) and the vesting and settlement of the resulting Eligible PSUs. Notwithstanding the foregoing, in the event that the Company terminates without Cause Consultant’s Services on or prior to January 1, 2020, and to the extent that the Company has satisfied the performance metrics set forth in the PSU Agreement (as measured on the Achievement Date), Consultant will vest in 50% of the resulting Eligible PSUs as if Consultant had continued to provide the Services through January 1, 2020 (and through the Achievement Date), provided Consultant has executed and not revoked the Release prior to the Release Deadline. Notwithstanding anything to the contrary herein or in any other agreement, 50% of the PSUs will automatically terminate and forfeit to the Company on the Equity Award Termination Date even if Consultant continue to provide additional Services to the Company on and after such date.
c.    Notwithstanding anything to the contrary herein or in any other agreement, all then-unvested Equity Awards (excluding the PSUs, which are subject to the terms of Section 1.3(b) above) will automatically terminate and forfeit to the Company on January 2, 2020 (the “Equity Award Termination Date”) even if Consultant continues to provide additional Services to the Company on and after such date.
1.4    Expenses. Company will reimburse Consultant for reasonable and necessary expenses incurred by Consultant directly in connection with the performance of the services set forth in Section 1 above, to be incurred with the Company´s prior approval. In addition, the Company specifically agrees to bear the costs of reasonable travel expenses incurred by Consultant pursuant to this Agreement.
2.    RELATIONSHIP OF PARTIES.
2.1    Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, Company by contract or otherwise. Consultant will perform the Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law. Company has no right or authority to control the manner or means by which the Services are accomplished.
2.2    Employment Taxes and Benefits. Consultant will report as income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Consultant will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees.

3.    OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS.
3.1    Definition of Innovations. Consultant agrees to disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Innovations”).
3.2    Ownership of Innovations. Consultant and Company agree that, to the fullest extent legally possible, all Innovations will be works made for hire owned exclusively by Company. Consultant agrees that, regardless of whether the Innovations are legally works made for hire, all Innovations will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects and will execute documents, and, subject to the reasonable availability of Consultant, give testimony and take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.
3.3    Moral Rights. Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant or its agents may have in or with respect to any Innovation, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of any Innovation, to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”
3.4    Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that block or interfere with the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.
4.    CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Innovations; and (iii) the existence and terms and conditions of this Agreement. Confidential Information will not include, however, any information that is or becomes part of the public domain through no fault of Consultant or that Company regularly gives to third parties without restrictions on use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing the Services, and not to disclose it to others, except disclosure may be made to Consultant’s agents who have a bona fide need to know and who have executed a written agreement that includes use and nondisclosure restrictions at least as protective of the Confidential Information as those set forth herein. Consultant further agrees to take all action reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information. Both parties agree and acknowledge that Consultant’s production of Confidential Information pursuant to an order from a court or agency of competent jurisdiction shall not be a breach of this Agreement.
5.    WARRANTIES.
5.1    Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is directly competitive with the types and kinds of business being conducted by Company.
5.2    Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with, or that would hinder Consultant’s performance of its obligations under this Agreement.
5.3    Solicitation of Services. Because of the trade secret subject matter of Company’s business, Consultant agrees that, during the term of this Agreement and for a period of one (1) year thereafter, Consultant will not solicit the services of any of Company’s employees and consultants for Consultant’s own benefit or for the benefit of any other person or entity.
6.    INDEMNIFICATION. Company will indemnify and hold harmless Consultant from and against all claims, damages, losses and expenses, including court costs and reasonable attorneys’ fees, arising out of or resulting from, and, at Consultant’s option, Company will defend Consultant against:
(i)    any action by a third party against Consultant that is based on a claim that any Consultant in his service to Company, or Company is infringing, misappropriating or violating a third party’s Intellectual Property Rights; and
(ii)    any action by a third party against Consultant that is based on any negligent act or omission or willful conduct of Company that results in: (a) bodily injury, sickness, disease or death; (b) injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (c) the violation of any statute, ordinance, or regulation.
7.    TERM AND TERMINATION.
7.1    Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect until and including January 1, 2020 or until such earlier termination under this Section 7.

7.2    Termination for Breach. Either party may terminate this Agreement (including the Statement of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10) days following written notice thereof from the non-breaching party.
7.3    Termination for Convenience. The parties hereto may terminate this Agreement with not less than 14 days’ advance written notice to the other party prior to termination.
(a)    Upon the expiration or any termination of this Agreement for any reason, Consultant will promptly deliver to Company all Innovations, including all work in progress on any Innovations and all versions and portions thereof.
(b)    Upon the expiration or any termination of this Agreement (except termination of this Agreement pursuant by Company pursuant to Section 7.2 for breach by Consultant), Company will pay Consultant any Fees amounts that are due and payable for Services performed by Consultant prior to the effective date of expiration or termination, and in the event of a termination without Cause on or prior to January 1, 2020, Consultant shall have the rights set forth in Section 1.3.
(c)    Upon the expiration or termination of this Agreement for any reason, Consultant will promptly notify Company of all Confidential Information in Consultant’s possession or control and will promptly deliver all such Confidential Information to Company, at Consultant’s expense and in accordance with Company’s instructions.
7.4    Survival. The provisions of Sections 2.2, 3, 4, 5.3, 6, 7.3, 7.4, 8 and 9 will survive the expiration or termination of this Agreement.
8.    MUTUAL LIMITATION OF LIABILITY. IN NO EVENT WILL COMPANY OR CONSULTANT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY OR CONSULTANT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
9.    GENERAL.
9.1    No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company or Consultant of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity.
9.2    Assignment. Neither party may assign or transfer any of its rights or delegate any of its obligations under this Agreement, in whole or in part, without the other party’s express prior written consent. Any attempted assignment, transfer or delegation, without such consent, will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties permitted successors and assigns.
9.3    Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement.

9.4    Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.
9.5    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the State of California, and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.
9.6    Severability.      If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.
9.7    Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section.
9.8    Entire Agreement. This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.
9.9    Waiver. The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same other provisions hereof.
9.10    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below:

CHRISTOPHER HALL	VERACYTE, INC.
________________________________	________________________________ Bonnie H. Anderson Chief Executive Officer
________________________________ Date	________________________________ Date

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